Exhibit 8.1

RedHill Biopharma Ltd. – List of Subsidiaries

Name of Subsidiary	Country of Incorporation	Ownership Interest (direct or indirect)
RedHill Biopharma Inc.	Delaware (U.S.A.)	100%
Talicia Holdings Inc.	Delaware (U.S.A.)	70%